Exhibit 99.1
151 S. El Camino Dr.
Beverly Hills, CA 90212
www.kennedywilson.com
NEWS RELEASE
KENNEDY WILSON RENEWS UNSECURED REVOLVING CREDIT FACILITY
Credit facility has a three-year term and a one year extension option; facility expands to $550 million

BEVERLY HILLS, Calif. (September 13, 2024) --Global real estate investment company Kennedy Wilson (NYSE:KW) today announced the expansion of its $500 million unsecured revolving credit facility to $550 million in partnership with a group of 10 banks. The new credit facility has a three-year term and two six-month extension options.
Loans under the new credit facility bear interest at a rate equal to SOFR plus a spread of 1.75% to 2.75%.
“This credit facility provides us with an efficient and flexible source of funding that positions us to act quickly on opportunities that we believe will continue to emerge in the short term,” said Kennedy Wilson Chairman and CEO William McMorrow. “We appreciate the support of our bank group in this expanded credit facility that will enable us to build on the growth we have experienced in many areas of our business this year.”
“We highly value the support from our bank group, including those who have been with us for decades, as well as new partnerships established through this facility,” said Matt Windisch, President of Kennedy Wilson. “We are pleased to push the fully extended maturity out to September 2028, and we believe that the increase in the size of the facility reflects the continued confidence in our business strategy moving forward.”
The revolving credit facility has current outstanding borrowings of approximately $175 million. Bank of America, N.A. will serve as administrative agent. BofA Securities, Inc., JPMorgan Chase Bank, N.A., and M&T Bank acted as the joint lead arrangers.
About Kennedy Wilson
Kennedy Wilson (NYSE: KW) is a leading real estate investment company with over $27 billion of assets under management in high growth markets across the United States, the UK and Ireland. Drawing on decades of experience, our relationship-oriented team excels at identifying opportunities and building value through market cycles, closing more than $50 billion in total transactions across the property spectrum since going public in 2009. Kennedy Wilson owns, operates, and builds real estate within our high-quality, core real estate portfolio and through our investment management platform, where we target opportunistic equity and debt investments alongside our partners. For further information, please visit www.kennedywilson.com.
Special Note Regarding Forward-Looking Statements
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Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements are estimates that reflect our management’s current expectations, are based on our current estimates, expectations, forecasts, projections and assumptions that may prove to be inaccurate and involve known and unknown risks. Accordingly, our actual results, performance or achievement, or industry results, may differ materially and adversely from the results, performance or achievement, or industry results, expressed or implied by these forward-looking statements, including for reasons that are beyond our control.  Some of the forward-looking statements may be identified by words like “believes”, “expects”, “anticipates”, “estimates”, “plans”, “intends”, “projects”, “indicates”, “could”, “may” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. We assume no duty to update the forward-looking statements, except as may be required by law.

KW-IR

Contact:    Investors
        Daven Bhavsar, CFA
        Head of Investor Relations
        +1 (310) 887-3431
        dbhavsar@kennedywilson.com

        Media
        Emily Heidt
        Vice President, Communications
        +1 (310) 887-3499
        eheidt@kennedywilson.com
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